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Independent Auditor’s Report

Board of Directors
EPA.at Beteiligungsgesellschaft mbH

We have audited the accompanying consolidated financial statements of EPA.at Beteiligungsgesellschaft mbH and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EPA.at Beteiligungsgesellschaft mbH and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BDO AG
April 24, 2015 Zurich

/s/ Christoph Tschumi	/s/ Julian Snow

Christoph Tschumi	ppa. Julian Snow

EPA.at Beteiligungsgesellschaft mbH and Subsidiary

CONSOLIDATED BALANCE SHEETS

	12.31.2013	12.31.2012
	USD	USD
ASSETS
Cash and cash equivalents	2,922,774	818,183
Accounts receivable	229,901	845,573
Prepaid expenses and other assets	280,533	282,895
Inventories	621,545	652,085
Deferred tax asset	175,633	178,819
Total current assets	4,230,386	2,777,555

Property, plant and equipment	2,275,204	2,361,967
Oil and gas properties	5,709,394	5,700,544
Investment	100,513	100,662
Deferred tax asset	325,328	431,486
Total non-current assets	8,410,439	8,594,659

TOTAL ASSETS	12,640,825	11,372,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Loan due to related party	6,045,490	6,049,564
Accounts payable	171,544	251,110
Other accrued expenses and liabilities	701,059	771,393
Total current liabilities	6,918,093	7,072,067

Asset retirement obligation	3,553,695	3,431,971
Total non-current liabilities	3,553,695	3,431,971

TOTAL LIABILITIES	10,471,788	10,504,038

Common Stock (As of December 31, 2013, USD 103,588 par value, 1 share issued and outstanding)	103,588	103,588
Other comprehensive income	3,152,618	3,425,704
Accumulated deficit	(4,594,175)	(5,607,155)
Total EPA shareholders' equity	(1,337,969)	(2,077,863)
Noncontrolling interest	3,507,006	2,946,039
TOTAL SHAREHOLDERS' EQUITY	2,169,037	868,176

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	12,640,825	11,372,214

EPA.at Beteiligungsgesellschaft mbH and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	12.31.2013	12.31.2012
	USD	USD
OPERATING REVENUES
Revenues	5,713,769	5,373,454
Cost of sales	(3,060,484)	(4,173,149)
Gross profit	2,653,285	1,200,305

OPERATING EXPENSES
Administrative costs	(493,125)	(151,494)
Accretion of asset retirement obligation	(127,037)	(206,575)
Total operating expenses	(620,162)	(358,069)

Total income from operations	2,033,123	842,236

NON-OPERATING INCOME / (EXPENSE)
Other income	231,043	1,686
Other expense	(70,225)	(137,378)
Total non-operating income/(expense)	160,818	(135,692)

Income before taxes	2,193,941	706,544

Income taxes	(403,319)	(286,459)
Net income	1,790,622	420,085

Net income attributable to non-controlling interest	777,642	190,722
Net income attributable to EPA	1,012,980	229,363

Other comprehensive loss	(279,092)	(138,402)
Net comprehensive income	1,511,530	281,683

Net comprehensive income attributable to non-controlling interest	771,636	186,117
Net comprehensive income attributable to EPA	739,894	95,566

Weighted average number of outstanding shares (basic)	1	1
Weighted average number of outstanding shares (diluted)	1	1

Basic earnings per share	1,012,980	229,363
Diluted earnings per share	1,012,980	229,363

EPA.at Beteiligungsgesellschaft mbH and Subsidiary

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	EPA Shareholder's equity
	Number of	Share	Accumulated	Accumulated other	Noncontrolling	Total shareholders'
SHAREHOLDERS' EQUITY	shares	capital	deficit	comprehensive	interest	equity
				income
Balance January 1, 2012	1	103,588	(5,836,518)	3,559,501	2,909,329	735,900
Currency translation	-	-	-	(133,797)	(4,605)	(138,402)
Net income for the year	-	-	229,363	-	190,722	420,085
Dividends paid to noncontrolling interest	-	-	-	-	(149,407)	(149,407)
Balance December 31, 2012	1	103,588	(5,607,155)	3,425,704	2,946,039	868,176

Balance January 1, 2013	1	103,588	(5,607,155)	3,425,704	2,946,039	868,176
Currency translation	-	-	-	(273,086)	(6,006)	(279,092)
Net income for the year	-	-	1,012,980	-	777,642	1,790,622
Dividends paid to noncontrolling interest	-	-	-	-	(210,669)	(210,669)
Balance December 31, 2013	1	103,588	(4,594,175)	3,152,618	3,507,006	2,169,037

EPA.at Beteiligungsgesellschaft mbH and Subsidiary

CONSOLIDATED CASH FLOW STATEMENT

	12.31.2013	12.31.2012
	USD	USD
OPERATING ACTIVITIES
Net income including noncontrolling interest	1,790,622	420,085

To reconcile net income/(loss) to net cash used in operating activities
Depreciation and amortization	933,099	537,347
Accretion of asset retirement obligation	127,037	206,575
Deferred income taxes	109,344	104,916
Decrease / (increase) in inventories	29,633	720,114
Decrease / (increase) in accounts receivable	615,596	(419,675)
Decrease / (increase) in prepaid expenses and other assets	2,004	202,600
(Decrease) / increase in accounts payable	(28,853)	27,170
(Decrease) / increase in other accrued expenses and other liabilities	(119,983)	223,536
Cash flow from operating activities	3,458,499	2,022,668

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(837,364)	(754,717)
Purchase of oil and gas properties	(27,957)	(174,359)
Cash flow used in investing activities	(865,321)	(929,076)

FINANCING ACTIVITIES
Loan due to related party	(247,330)	(380,586)
Dividends paid	(210,669)	(149,407)
Cash flow used in financing activities	(457,999)	(529,993)

Net change in cash and cash equivalents	2,135,179	563,599

Cash and cash equivalents at the beginning of the period	818,183	265,311
Translation effect on cash	(30,588)	(10,727)
Cash and cash equivalents at the end of the period	2,922,774	818,183

Notes to Consolidated Financial Statements of EPA.at Beteiligungsgesellschaft mbH and Subsidiary

1. Nature of Business and Significant Accounting Policies Nature of business

EPA.at Beteiligungsgesellschaft mbH (“EPA” or the “Company”), is headquartered in Vienna, Austria. The Company, through its subsidiary, Petroleum Sugd LLC (“Petroleum Sugd”), is engaged in the production of crude oil and gas in the north of Tajikistan.

Operating environment

In recent years Tajikistan has undergone substantial political, economic and social change. As in any emerging market Tajikistan does not possess overly sophisticated and efficient business, regulatory, power and transportation infrastructure as generally exists in more developed market economies. Management cannot predict what economic, political, legal or other changes may occur in these or other emerging markets, but such changes could adversely affect the Company’s ability to carry out exploration, development or production activities. Particularly the legal system of Tajikistan is less developed than those of more established jurisdictions, which may result in risks such as: the lack of effective legal redress in the courts, whether in respect to a breach of law or regulation, or, in an ownership dispute, a higher degree of discretion from the governmental authorities, delays caused by extensive bureaucracy and the lack of judicial or administrative guidance on interpreting applicable laws and regulations, inconsistencies or conflicts between various laws, regulations, decrees, order and resolutions.

2. Summary of significant accounting policies

Basis of Presentation and Preparation

The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures, if any, of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

Theses financial statements are prepared on a going concern bases and reflect the Company management’s assessment of the impact of the Tajik business environment on the operations and the financial position of the company.

Scope and methods of consolidation

The accompanying consolidated financial statements include the accounts of the Company, EPA.at Beteiligungsgesellschaft mbH, and all companies which EPA directly or indirectly controls (over 50% of voting interest). The sole subsidiary included in the consolidation is Petroleum Sugd, of which the Company owns 57.42% . Intercompany accounts and transactions have been eliminated.

Investments in which the Company exercises significant influence, but not control (generally 20% to 50% ownership) are accounted for using the equity method. The Group’s share of earnings or losses is included in consolidated net loss and the Group’s share of the net assets is included in long-term assets. Investments where the Company holds less than 20% ownership are accounted for using the cost method.

Concentrations of risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand. Cash and cash equivalents are subject to currency exchange rate fluctuations.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on hand, cash at banks and other short term highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of change in value with original maturities of three months or less.

Accounts receivable and allowance for doubtful accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. We periodically evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. In general, our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

Property, plant and equipment

Tangible fixed assets are recorded at cost and are depreciated on a straight-line basis over the following estimated useful lives:

Years

Buildings	10 - 20 years
Machinery and equipment	1 - 10 years
Vehicles	4 - 10 years
Office equipment	1 - 7 years
Materials and spare parts	2 - 3 years

Impairment of property, plant and equipment

Tangible fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying value of a long-lived asset or asset group is considered to be impaired when the undiscounted expected cash flows from the asset or asset group are less than its carrying amount. In that event, an impairment loss is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined based on quoted market prices, where available, or is estimated as the present value of the expected future cash flows from the asset or asset group discounted at a rate commensurate with the risk involved.

Oil and gas properties

Oil and gas properties consists of rigs and equipment in use to produce oil and gas as well as any asset retirement cost and is depreciated using the unit of production method. Unit of production depreciation is a critical accounting estimate that measures the depreciation of oil and gas assets. It is the ratio of actual volumes produced to total proved reserves or proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods), applied to the asset cost. The volumes produced and asset cost are known and, while proved reserves have a high probability of recoverability, they are based on estimates that are subject to some variability.

Investment in OJSC Rogun Dam

For the years ended December 31, 2013 and 2012, the Company recorded its investment in OJSC Rogun Dam (“OJSC”) at cost since the company holds less than 20% in voting and capital interest in OJSC.

Current liabilities

Current liabilities include current or renewable liabilities due within a maximum period of one year. Current liabilities are carried at their nominal value, which approximates fair market value.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and a loan from a related party. The fair value of these financial instruments approximate their carrying value due to the short maturities of these instruments, unless otherwise noted.

Non-current liabilities

Non-current liabilities include all known liabilities as per year end, which can reliably be quantified with a due date of at least one year after the date of the balance sheet.

Income taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of the Company prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where the Company has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is more likely than not, that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

The Company is required to pay income taxes in Austria and the Republic of Tajikistan. Significant judgment is required in determining income tax provisions and in evaluating tax positions.

The Company recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition of measurement of its uncertain tax positions. Interest and penalties related to uncertain tax positions are recognized as income tax expense.

Revenue recognition

Revenues are recognized when products are delivered or services are provided to customers, title is transferred, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of discounts granted to customers. Shipping and other transportation costs billed to customers are presented on a gross basis in revenues and cost of sales. Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for goods supplied, services rendered stated net of discounts, returns and value added taxes.

Exploration and development costs

The Company uses the successful efforts method of accounting for oil and natural gas producing activities. Under this method, acquisition costs for proved and unproved properties are capitalized when incurred. Exploration costs, including geological and geophysical costs, the costs of carrying and retaining unproved properties and exploratory dry hole drilling costs, are expensed. Development costs, including the costs to drill and equip development wells and successful exploratory drilling costs to locate proved reserves, are capitalized. Upon sale or retirement of a proved property, the cost and accumulated depreciation, depletion and amortization are eliminated from property accounts and the resultant gain or loss is recognized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. If a well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made.

Development costs of proved oil and natural gas properties, including estimated dismantlement, restoration, abandonment costs and acquisition costs, are depreciated and depleted on a well by well basis by the units-of-production method using estimated proved developed reserves.

We perform annual assessments of unproved oil properties for impairment on a field basis, and recognize a loss at the time of impairment by recording an expense to “exploration costs”. In determining whether an unproved property is impaired we consider numerous factors including, but not limited to, dry holes drilled, current exploration plans, favorable or unfavorable exploratory activity on adjacent areas and our geologists' evaluation.”

Loans payable

Loans payable are recognized initially at fair value, net of transaction costs incurred. Loans payable are subsequently carried at amortized costs; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

Related parties

Parties are considered to be related if one party directly or indirectly controls, is controlled by, or is under common control with the other party, if it has an interest in the other party that gives it significant influence over the party, if it has joint control over the party, or if it is an associate or a joint venture. Senior management of the company and close family members are also deemed to be related parties.

Foreign Currency Translation and Transactions

The consolidated financial statements of the Company are presented in US Dollars (USD). The financial position and results of operations of our foreign subsidiaries are determined using the currency of the environment in which an entity primarily generates and expends cash as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Statement of comprehensive income accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income/(loss) in shareholders’ equity. Gains and losses resulting from foreign currency transactions are included in other income and expenses (exchange differences), except intercompany foreign currency transactions that are of a long-term-investment nature which are included in accumulated other comprehensive income/(loss) in shareholders’ equity.

Contingent liabilities and gains

A loss contingency is recognized when it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Gain contingencies are not reflected in financial statements.

Asset retirement obligation

Recognition and measurement:

Any liability for an asset retirement obligation (“ARO”) is recognized at fair value in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of the fair value of the liability cannot be made in the period the obligation is incurred, a liability shall be recognized when a reasonable estimate of fair value can be made.

Subsequent measurement:

Changes in the liability for the ARO that are due to changes in the timing or amount of the original estimated cash flows are added to or deducted from the liability and the cost of the asset. Downward revisions in the amount of undiscounted cash flows are discounted using the credit-adjusted risk-free rate used on initial recognition. Upward revisions in the amount of undiscounted cash flows are discounted using the current credit-adjusted risk-free rate.

Changes in the liability for the asset retirement obligation that are due to the passage of time are recognized in the statement of comprehensive income.

Employee benefits and social insurance contributions

The Company pays social tax in the territory of the Republic of Tajikistan. These contributions are recorded on an accrual basis. Social tax comprises contributions to the state budget in respect of the Company’s employees. These expenses are recognized as incurred and are included in staff costs. The Company does not have pension arrangements separate from the state pension system of the Republic of Tajikistan. Wages, salaries, contributions to the Republic of Tajikistan state budget, paid annual leaves and paid sick leaves, bonuses and non-monetary benefits are accrued as the Company’s employees render the related service.

Inventories

Inventories are initially recognized at cost, and subsequently at the lower of cost or market value. Costs comprise of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Weighted average cost is used to determine the value of inventory.

Dividends

Dividends are recorded in equity in the period in which they are declared at the Annual General Meeting (“AGM”). Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note.

3. Cash and cash equivalents

Cash and cash equivalents (in USD)	Dec 31, 2013	Dec 31, 2012
Cash in bank	2,873,161	808,243
Cash on hand	49,613	9,940
Total cash and cash equivalents	2,922,774	818,183

4. Inventories

Inventories (in USD)	Dec 31, 2013	Dec 31, 2012
Work in progress[1]	340,367	447,619
Finished goods	250,714	127,443
Fuel	21,142	72,369
Other	9,322	4,654
Total inventories	621,545	652,085

1 Work in progress represents crude oil which needs additional processing to be available for sale.

5. Investment

Investment represents shares acquired in the company OJSC Rogun Dam. The Company holds 85 shares of OJSC which is less than 1% of total outstanding shares of OJSC. The nominal value of each share is different and ranges from USD 21 to USD 4,191 (TJS 100 to 20,000). The value of the investment as at December 31, 2013 and 2012 was USD 100,513 (TJS 479,800) and USD 100,662 (TJS 479,800), respectively.

6. Property, plant and equipment

	Building	Materials		Office
Year 2013 (in USD)	s	and spares	Vehicles	equipment	Other	Total
Cost at Jan 1, 2013	398,002	1,595,180	716,856	10,203	164,805	2,885,046
Additions	1,015	772,503	49,379	2,083	12,384	837,364
Cost at Dec 31, 2013	399,017	2,367,683	766,235	12,286	177,189	3,722,410
Accumulated depreciation at Dec 31, 2013	(57,137)	(1,196,793)	(139,775)	(4,173)	(49,328)	(1,447,206)
Net book value at Dec 31, 2013	341,880	1,170,890	626,460	8,113	127,861	2,275,204

	Building	Materials		Office
Year 2012 (in USD)	s	and spares	Vehicles	equipment	Other	Total
Cost at Jan 1, 2012	398,590	908,755	654,090	8,114	165,049	2,134,598
Additions	-	688,785	63,827	2,105	-	754,717
Cost at Dec 31, 2012	398,590	1,597,540	717,917	10,219	165,049	2,889,315
Accumulated depreciation at Dec 31, 2012	(28,575)	(405,410)	(67,661)	(1,896)	(23,806)	(527,348)
Net book value at Dec 31, 2012	370,015	1,192,130	650,256	8,323	141,243	2,361,967

Depreciation expense of property, plant and equipment for the years ended December 31, 2013 and 2012 was USD 922,395 and USD 527,706, respectively.

7. Oil and gas properties

Oil and gas properties (in USD)	Dec 31, 2013	Dec 31, 2012
Cost	5,729,705	5,710,185
Accumulated depletion	(20,311)	(9,641)
Total oil and gas properties	5,709,394	5,700,544

The oil and gas properties held by the company consists of drilling costs, rigs and equipment that is in place to allow the production of oil and gas. During 2013, the company capitalized pumps with a value of USD 27,957.

8. Asset retirement obligation

The Company incurs retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, assumptions and judgments are used regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates and inflation rates. Asset retirement obligations incurred in the current period were Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value.

The following table shows the changes in asset retirement obligation for the years ended December 31, 2013 and 2012:

ARO (in USD)	Dec 31, 2013	Dec 31, 2012
Balance at beginning of year	3,431,971	3,230,456
Accretion	127,037	206,575
Translation adjustment	(5,313)	(5,060)
Balance at end of year	3,553,695	3,431,971

9. Revenue

The Company generates revenue primarily from the sale of oil and gas and additional revenue from other activities such as providing repair and maintenance services to independent third parties. In 2012, the Company used its own electricity distribution infrastructure in Neftabod, in the Sugd region, to provide electricity within the city. A tariff was charged on this electricity received from Barki Tajik, a state owned company, calculated based on the electricity usage.

The major customers of the Company that purchased oil and gas are local companies, registered in Tajikistan. In 2013, the Company sold 11,167 tons (2012: 10,264 tons) of oil at an average price of USD 490 (TJS 2,338) per ton (2012: USD 481 (TJS 2,290)) and 1,116 thousand m3 (2012: 1,224 thousand m3) of gas at an average price of USD 210 (TJS 1,002) for 1 thousand m3 (2012: USD 176 (TJS 836)).

The following table shows the sales of the Company for the years ended December 31, 2013 and 2012:

Revenue (in USD)	Year ended	Year ended
	Dec 31, 2013	Dec 31, 2012
Oil	5,482,457	4,932,878
Gas	231,312	182,065
Electricity distribution	-	37,853
Repair and maintenance for third parties	-	161,765
Other	-	58,893
Total revenue	5,713,769	5,373,454

10. Cost of sales

The following table shows the cost of sales incurred by the Company for the years ended December 31, 2013 and 2012:

Cost of sales (in USD)	Year ended	Year ended
	Dec 31, 2013	Dec 31, 2012
Staff salaries and related taxes	743,605	735,722
Repair of oil well and technical services	305,196	584,530
Depreciation and amortization	884,207	494,698
Losses and own consumption of oil	205,896	1,153,065
Other taxes	400,266	354,088
Social costs	61,967	183,931
Transportation	6,576	205,260
Costs for oil treatment	57,309	168,171
Electricity	218,328	137,321
Reservoir pressure cost	16,665	48,922
Communication	36,366	37,296
Others	124,103	70,145
Total cost of sales	3,060,484	4,173,149

11. Income tax

The Company and its subsidiary is duly registered with the tax authorities of Austria and the Republic of Tajikistan, respectively, and is subject to periodic reviews by the tax authorities.

The Company provides for taxes based on the tax accounts maintained and prepared in accordance with the tax regulations of Austria and the Republic of Tajikistan, which may differ from US GAAP standards. For the years ended December 31, 2013 and 2012, no taxes were paid in Austria. The income tax rate in the Republic of Tajikistan for the years ended December 31, 2013 and 2012 was 15%, excluding other taxes such as road tax, etc.

The Company does not intend to repatriate any of its earnings to Austria since all funding is managed through an intercompany loan and is therefore considered permanently invested. If earnings were to be repatriated they would be subject to a withholding tax of 5% pursuant to the double tax treaty between Austria and Tajikistan if the Company holds at least 15% of the capital of the Company.

The components of income from continuing operations before income taxes are as follows:

Pre-tax income/(loss) (in USD)	Year ended	Year ended
	Dec 31, 2013	Dec 31, 2012
Domestic (Austria)	(34,191)	(25,580)
Foreign (Tajikistan)	2,228,132	732,124
Income from operations before income tax	2,193,941	706,544

Income taxes at the Tajikistan statutory rate compared to the Company’s income tax expenses as reported are as follows:

	Year ended	Year ended
Income taxes at the Tajik statutory rate (in USD)	Dec 31,	Dec 31, 2012
	2013
Net income before income tax	2,193,941	706,544
Statutory tax rate	15%	15%
Expected income tax expense	(329,091)	(105,982)
Impact on income tax expense of the following:
Permanent differences:
Expenses on asset retirement obligation and non tax deductible depreciations	(74,228)	(180,477)
Income tax expense	(403,319)	(286,459)

As at December 31, 2013, the Company had deferred tax assets arising from deductible temporary differences between the tax basis and carrying value of the inventory and property, plant and equipment. In addition, during 2013 there were permanent differences in relation to the asset retirement obligation. These deductions were not permitted by the tax authority of Tajikistan and therefore resulted in an increase in the effective tax rate.

The Company assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets if necessary. The Company considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

The Company’s deferred tax assets and liabilities as at December 31, 2013 and 2012 consist of the following:

Deferred tax assets and liabilities (in	Dec 31, 2013	Dec 31, 2012
USD)
Deferred tax assets
Inventory – short term	175,633	178,819
Property, plant and equipment – long term	325,328	431,486
Valuation allowance	-	-
Deferred tax assets	500,961	610,305

The Company’s income tax expense for the years ended December 31, 2013 and 2012 consists of the following:

	Year	Year
Income tax (in USD)	ended	ended
	Dec 31, 2013	Dec 31, 2012
Income tax expense – current	(293,975)	(181,543)
Income tax expense – deferred	(109,344)	(104,916)
Total income tax expense	(403,319)	(286,459)

The following tax years remain subject to examination:

Open
Significant Jurisdictions	Years
Austria	2014
Tajikistan	2014

12. Noncontrolling interest

The shareholders of Petroleum Sugd as at December 31, 2013 are EPA.at Beteiligungsgesellschaft mbH and Sugdneftugas, a Tajik state owned company, with 57.42% and 42.58%, respectively. These ownership percentages remained unchanged from December 31, 2012 with EPA and Sugdneftugas holding 57.42% and 42.58% respectively.

13. Related parties

Parties are considered related when one has the power, through ownership, contractual right, family relationship, or otherwise, to directly or indirectly control or significantly influence the other. Parties are also related when they are under the common control or significant influence of a third party.

Kavsar General Trading FZE (“Kavsar”), is the owner of EPA with 100% control as at December 31, 2013 and December 31, 2012.

The following table shows the outstanding related party balances as at December 31, 2013 and 2012:

Related party (in USD)	Dec 31, 2013	Dec 31, 2012
Loan due to Kavsar	6,045,490	6,049,564
Balance at end of year	6,045,490	6,049,564

The outstanding balance is a short term loan and bears no interest. The Company had insufficient funds on hand to repay this balance during the year.

14. Fair value measurement

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Fair Value of Financial Instruments

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments.

  Cash and cash equivalents – carrying amount approximated fair value.
  Accounts receivable – carrying amount approximated fair value.
  Investment – shares acquired at cost in OJSC, a state owned company with a value determined by the government.
  Loan from related party – carrying amount approximated fair value due to the short term nature of the loan.
  Accounts payable – carrying amount approximated fair value.

The fair value of our financial instruments is presented in the table below (in USD):

	December 31, 2013		December 31, 2012		Fair
	Carrying	Fair	Carrying	Fair	Value
	Amount	Value	Amount	Value	Levels	Reference
Cash and cash equivalents	2,922,774	2,922,774	818,183	818,183	1	Note 3
Accounts receivable	229,901	229,901	845,573	845,573	1
Investment	100,513	100,513	100,662	100,662	3	Note 5
Loan from related party	6,045,490	6,045,490	6,049,564	6,049,564	3	Note 13
Accounts payable	171,544	171,544	251,110	251,110	1

15. Contingencies and commitments

The oil and gas industry is affected by numerous laws and regulations, including discharge permit for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties, taxation and other laws and regulations. Changes in any of these laws and regulations or the denial or vacating of permits and licenses could have a material adverse effect on the Company's business. Generally, legal structures, codes and regulations in emerging markets are not as well defined as they can be in more developed markets and they are therefore more likely to change rapidly. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to the Company, we cannot predict the overall effect of such laws and regulations on future business operations of the Company. Management believes that the Company's operations currently comply in all material aspects with applicable laws and regulations. There are no pending or threatened enforcement actions related to any such laws or regulations.

There are no pending legal proceedings to which the Company is a party or to which any of the Company's properties are subject. In addition, Management does not know of any such proceedings contemplated by a governmental institution.

16. Environmental matters

The Company is subject to national and local environmental law and regulations relating to water, air, hazardous substances and wastes, and threatened or endangered species that restrict or limit the Company's business activities or purposes of protecting human health and environment. Compliance with the multitude of regulations issued by the appropriate administrative agencies can be burdensome and costly. Management believes that Company's operations currently comply in all material respects with applicable national and local environmental laws and regulations.

17. Subsequent Events

The Company has evaluated subsequent events through April 24, 2015, which is the date of issuance of this Form 8-K/A and has determined that the following events require additional disclosure.

Work Program:

In the fourth quarter of 2014, Petroleum Sugd completed its 2015 work program budget. EPA, as a 57.42% owner of Petroleum Sugd has a funding obligation that amounts to USD 14.9 million relating to its portion of this 2015 work program for Petroleum Sugd in Tajikistan.

Social Responsibility Project:

On June 10, 2014, the governor of the Farkhor district of Tajikistan decreed that the Petroleum Sugd has a two year funding obligation related to a social responsibility project concerning the construction of a secondary school in this district.